Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports Fourth Quarter

and Annual 2004 Operating Results

February 23, 2005, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter and year ended December 31, 2004. Total revenues for the quarter ended December 31, 2004 increased 13.2% to $29,569,000 compared to $26,129,000 for the 2003 quarter. Operating income, defined as net income available to common stockholders before gain on property sold, minority interests and preferred stock dividends increased 9.3% to $8,256,000 compared to $7,556,000 for the comparable 2003 quarter. After preferred stock dividends, the Company reported net income available to common stockholders of $4,228,000 or $0.26 per share (basic & fully diluted) for the 2004 quarter, a per share decrease of 7.1% compared to net income available to common stockholders of $4,471,000 or $0.28 per share (basic & fully diluted) for the 2003 quarter. Increased operating income in the 2004 fourth quarter was more than offset by (1) a full quarter of preferred stock dividends in 2004 ($2,000,000) versus a partial quarter in 2003 ($1,244,000); (2) increased accounting and administrative expenses related primarily to new Sarbanes-Oxley documentation and compliance requirements; and (3) the 2003 fourth quarter gain of $182,000 resulting from the State of Maryland’s condemnation and purchase of a piece of land at Avenel Business Park for improvement of an interchange on I-270, adjacent to the property.

Overall same property revenues for the total portfolio increased 2.3% for the 2004 fourth quarter compared to the same quarter in 2003 and same property operating income increased 2.8%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Property operating income is calculated as total property revenue less property operating expenses, provision for credit losses and real estate taxes. Same center operating income in the shopping center portfolio decreased 2.2% for the 2004 fourth quarter, due primarily to a $425,000 lease termination fee collected from a former shopping center tenant in the prior year’s quarter. Same property operating income in the office portfolio grew 14.9% for the 2004 quarter, due primarily to the completion of lease-up of space and new tenant occupancy at 601 Pennsylvania Avenue contributing an incremental $240,000, and the collection of a lease termination fee and a payment from a former bankrupt tenant at Avenel Business Park and a lease termination fee at Washington Square totaling a combined $264,000. Excluding the impact of 601 Pennsylvania Avenue, overall portfolio same property operating growth was 1.8% for the 2004 quarter.

www.SaulCenters.com

For the year ended December 31, 2004, total revenues increased 15.3% to $112,842,000 compared to $97,884,000 for the 2003 year. Operating income before gain on property sold, minority interests and preferred stock dividends increased 24.2% to $33,707,000 compared to $27,146,000 for the 2003 year. After preferred stock dividends, the Company reported net income available to common stockholders of $18,174,000 or $1.13 per share (basic) and $1.12 per share (fully diluted) for the 2004 year, resulting in a fully diluted per share decrease of 2.6% compared to net income available to common stockholders of $17,998,000 or $1.15 per share (basic & fully diluted) for the 2003 year. Increased operating income in the 2004 year was more than offset by (1) a full year of preferred stock dividends in 2004 ($8,000,000) versus a partial year in 2003 ($1,244,000); (2) increased personnel expenses particularly related to the Company’s acquisition and development program; and (3) increased accounting and administrative expenses related primarily to new Sarbanes-Oxley documentation and compliance requirements.

Overall same property revenues for the total portfolio increased 4.2% for the 2004 year compared to the 2003 year and same property operating income increased 5.0%. Same center operating income in the shopping center portfolio increased 2.2% for the 2004 year. Same property operating income in the office portfolio grew 11.2% for the 2004 year, due primarily to the completion of lease-up of space and new tenant occupancy at 601 Pennsylvania Avenue. Excluding the impact of 601 Pennsylvania Avenue, overall portfolio same property operating income growth was 2.5% for the 2004 year.

As of December 31, 2004, 93.9% of the portfolio was leased, compared to 94.4% a year earlier. On a same property basis, 94.0% of the portfolio was leased, compared to the prior year level of 94.4%. The comparative decrease in the year end 2004 same property leasing percentage is largely attributable to the departure of a 39,000 square foot local grocer at Southside Plaza in suburban Richmond, Virginia.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 7.2% to $12,084,000 in the 2004 fourth quarter compared to $11,274,000 for the same quarter in 2003. The $810,000 increase in FFO available to common shareholders in the 2004 quarter resulted from the combination of (1) increased operating income from retail acquisition and development properties and (2) successful leasing efforts in the core portfolio, primarily at 601 Pennsylvania Avenue; offset in part by the payment of $2,000,000 (compared to $1,244,000 for a portion of the 2003 quarter) in preferred dividends relating to the November 2003 offering. On a fully diluted per share basis, FFO available to common shareholders increased 3.7% to $.56 per share in 2004 compared to $.54 for the 2003 quarter. FFO available to common shareholders for the 2004 year increased by $3,291,000 (7.5%) to $47,031,000. Fully diluted per share FFO available to common shareholders increased 4.8% to $2.20 per share in 2004 compared to $2.10 for the 2003 year. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales.

www.SaulCenters.com

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 40 community and neighborhood shopping center and office properties totaling approximately 7.2 million square feet of leasable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
Assets
Real estate investments
Land	$119,029	$82,256
Buildings	521,161	436,371
Construction in progress	42,618	33,488

	682,808	552,115
Accumulated depreciation	(181,420)	(164,823)

	501,388	387,292
Cash and cash equivalents	33,561	45,244
Accounts receivable and accrued income, net	20,654	14,642
Lease acquisition costs, net	17,745	15,344
Prepaid expenses	2,421	2,609
Deferred debt costs, net	5,011	4,224
Other assets	2,616	2,261

Total assets	$583,396	$471,616

Liabilities
Mortgage notes payable	$453,646	$357,248
Dividends and distributions payable	10,424	9,454
Accounts payable, accrued expenses and other liabilities	12,318	7,793
Deferred income	6,044	4,478

Total liabilities	482,432	378,973

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	164	159
Additional paid in capital	106,886	91,469
Accumulated deficit	(106,086)	(98,985)

Total stockholders’ equity	100,964	92,643

Total liabilities and stockholders’ equity	$583,396	$471,616

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenue
Base rent	$23,774	$20,434	$91,125	$78,167
Expense Recoveries	4,352	3,965	16,712	14,438
Percentage Rent	491	593	1,635	1,695
Other	952	1,137	3,370	3,584

Total revenue	29,569	26,129	112,842	97,884

Operating Expenses
Property operating expenses	3,122	3,102	12,070	11,363
Provision for credit losses	189	53	488	171
Real estate taxes	2,585	2,189	9,789	8,580
Interest expense and deferred debt amortization	7,114	6,449	27,022	26,573
Depreciation and amortization	5,828	4,962	21,324	17,838
General and administrative	2,475	1,818	8,442	6,213

Total operating expenses	21,313	18,573	79,135	70,738

Operating Income	8,256	7,556	33,707	27,146
Gain on property disposition	—	182	572	182
Minority Interests	(2,028)	(2,023)	(8,105)	(8,086)

Net Income	6,228	5,715	26,174	19,242
Preferred Dividends	(2,000)	(1,244)	(8,000)	(1,244)

Net Income Available to Common Stockholders	$4,228	$4,471	$18,174	$17,998

Per Share Amounts:
Net income available to common stockholders (basic)	$0.26	$0.28	$1.13	$1.15

Net income available to common stockholders (fully diluted)	$0.26	$0.28	$1.12	$1.15

Weighted average common stock outstanding:
Common stock	16,352	15,817	16,154	15,591
Effect of dilutive options	100	25	57	17

Fully diluted weighted average common stock	16,452	15,842	16,211	15,608

Saul Centers, Inc.

Supplemental Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Reconciliation of Net Income to Funds From Operations (FFO)(1)
Net Income	$6,228	$5,715	$26,174	$19,242
Less: Gain on sale of property	—	(182)	(572)	(182)
Add: Real property depreciation & amortization	5,828	4,962	21,324	17,838
Add: Minority Interests	2,028	2,023	8,105	8,086

FFO	14,084	12,518	55,031	44,984
Less: Preferred dividends	(2,000)	(1,244)	(8,000)	(1,244)

FFO available to common shareholders	$12,084	$11,274	$47,031	$43,740

Weighted average shares outstanding:
Fully diluted weighted average common stock	16,452	15,842	16,211	15,608
Convertible limited partnership units	5,198	5,187	5,194	5,182

Fully diluted & converted weighted average shares	21,650	21,029	21,405	20,790

Per Share Amounts:
FFO available to common shareholders	$0.56	$0.54	$2.20	$2.10

Reconciliation of Net Income to Same Property Operating Income
Net Income	$6,228	$5,715	$26,174	$19,242
Add: Interest expense and deferred debt amortization	7,114	6,449	27,022	26,573
Add: Depreciation and amortization	5,828	4,962	21,324	17,838
Add: General and administrative	2,475	1,818	8,442	6,213
Less: Gain on property disposition	—	(182)	(572)	(182)
Less: Interest income	(82)	(53)	(257)	(91)
Add: Minority Interests	2,028	2,023	8,105	8,086

Property operating income	23,591	20,732	90,238	77,679
Less: Acquisitions & developments	(2,834)	(537)	(9,684)	(985)

Total same property operating income	$20,757	$20,195	$80,554	$76,694

Total Shopping Centers	$14,014	$14,328	$53,997	$52,811
Total Office Properties	6,743	5,867	26,557	23,883

Total same property operating income	$20,757	$20,195	$80,554	$76,694

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“REITs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.